EXHIBIT 99.1

             VSE Increases Dividend and Authorizes Stock Buyback

             Board Authorizes Repurchase of up to 50,000 Shares

	Alexandria, Virginia, June 8, 2006 - VSE Corporation (Nasdaq: VSEC) reported today that at a meeting of the Company's Board of Directors held on June 6, 2006, and on the recommendation of its Finance Committee, the directors declared a quarterly dividend of $.07 per share, on all outstanding shares excluding Treasury shares, increasing the annual payout rate by 16.7% from $0.24 to $0.28 per share.

	The $.07 per share dividend declared on June 6, 2006, will be paid on August 23, 2006, to stockholders of record as of August 2, 2006.

	The Board also authorized the Company, on the recommendation of the Finance Committee, to repurchase up to 50,000 shares of VSE Common Stock, par value $.05 per share, from time to time on the open market, subject to corporate objectives. As of June 7, 2006, the Company had 2,369,049 shares of VSE Common Stock outstanding.

       This news release contains statements which, to the extent they are not recitations of historical fact, constitute "forward looking statements" under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE's public filings with the Securities and Exchange Commission.

       VSE provides diversified services to the engineering, energy and environment, defense, and homeland security markets from more than 20 locations across the United States and around the world. For the three month period ended March 31, 2006, VSE reported consolidated revenues of $63.3 million and earnings of $1.5 million ($0.61 per diluted share). For more information on VSE services and products, please see the Company's web site at www.vsecorp.com or contact Len Goldstein, Director of Business and New Product Development at
(703) 317-5202.

       News Contact: C. S. Weber, CAO, at (703) 329-4770.

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